Exhibit 99.1

AMERICAN VANGUARD NAMES LAWRENCE CLARK TO BOARD OF DIRECTORS;

JAY HARRIS STEPS DOWN AS DIRECTOR

Newport Beach, CA – February 7, 2006 – American Vanguard Corporation (AMEX:AVD) today announced that Lawrence S. Clark joined its Board of Directors. Mr. Clark will also serve as a member of the Compensation and Audit Committees. The Company also announced that Jay R. Harris stepped down as a Director. The Board remains at seven members.

Mr. Clark brings 20 years of extensive financial, operational and business advisory experience to the Board. He is currently the Chief Operating Officer and Chief Financial Officer for Legendary Pictures, a motion picture production company that develops, co-produces and co-finances major motion pictures in partnership with Warner Bros. From 2000 – 2003, Mr. Clark was the Chief Financial Officer of Creative Artists Agency, a leading entertainment talent, literary and marketing agency. From 1997 – 2000, he served as Senior Vice President, Corporate Development for Sony Pictures Entertainment. Mr. Clark was Director – International for The Carlyle Group, a private equity firm, from 1995 – 1997. In 1992, he co-founded Global Film Equity Corp., which provided strategic, business advisory and capital raising services to media companies. From 1989 – 1992, Mr. Clark was Vice President, Corporate Finance at Salomon Brothers, Inc. Prior to that, he was a Corporate Finance Associate at Goldman Sachs & Co. from 1987 – 1989. Mr. Clark served in the U.S. Marine Corps from 1981 – 1985 as a Battalion Intelligence Officer and Company/Platoon Commander. He received a Bachelor of Arts in Economics and an MBA from Duke University.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are pleased to welcome Larry to the Board. His diverse experience in finance, advisory and corporate development will be valuable as we pursue the continued growth of the Company. We look forward to working closely with Larry and benefiting from his counsel.”

Mr. Wintemute continued, “On behalf of the Board I want to thank Jay for his substantive contributions to the Company over the past six years. We have enjoyed working with him, and certainly wish him success in his future endeavors.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamental management, and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2005, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#72), FORTUNE Small Business’ America’s 100 Fastest Growing Small Companies (#40) and Forbes’ 200 Best Small Companies (#59). 2005 marks the third consecutive year American Vanguard has been included on these three lists – the only company to hold this honor. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

American Vanguard, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by American Vanguard’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in American Vanguard’s SEC reports and filings. All forward-looking statements, if any, in this release represent American Vanguard’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM

American Vanguard Corporation		The Equity Group Inc.

Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Lauren Till
LTIll@equityny.com
(212) 836-9610